Exhibit 10.3

EXPENSE SUPPORT AND CONDITIONAL REIMBURSEMENT AGREEMENT

This Expense Support and Conditional Reimbursement Agreement (the “Agreement”) is made as of the 9th day of April, 2026, by and among Monroe Capital Asset-Backed Finance Company, LP, a Delaware series limited partnership (the “Partnership”), on behalf of Monroe Capital Asset-Backed Finance Company, LP – Series II, Monroe Capital Asset Finance Advisors, LLC, a Delaware limited liability company (the “Operating Manager”), and Monroe Capital Management Advisors, LLC, a Delaware limited liability company (the “Administrator”).

WHEREAS, the Partnership’s shares will be offered in a continuous private placement pursuant to Rule 506(b) of Regulation D and/or Regulation S under the Securities Act of 1933, as amended;

WHEREAS, the Partnership intends to conduct its operations so that it is not required to register as an “investment company” under the Investment Company Act of 1940, as amended;

WHEREAS, the Partnership is expected to retain the Operating Manager to furnish asset sourcing, operations and portfolio management capabilities to the Partnership on the terms and conditions set forth in the operating agreement, to be entered into between the Partnership and the Operating Manager, as may be amended or restated (the “Operating Agreement”);

WHEREAS, the Partnership is expected to retain the Administrator to provide, or oversee the performance of, administrative services to the Partnership on the terms and conditions set forth in the administration agreement, to be entered into between the Partnership and the Administrator, as may be amended or restated (the “Administration Agreement”); and

WHEREAS, the Partnership, the Operating Manager, and the Administrator have determined that it is appropriate and in the best interests of the Partnership that each of the Operating Manager and the Administrator may elect to pay a portion of the Partnership’s expenses from time to time, which the Partnership will be obligated to reimburse to the Operating Manager and the Administrator at a later date if certain conditions are met.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.                   Operating Manager and Administrator Expense Supports to the Partnership

(a)                At such times as each of the Operating Manager and the Administrator determines, including on or after the Partnership’s formation date of January 6, 2026, either of the Operating Manager or the Administrator has paid, and may elect to continue to pay, certain of the Partnership’s expenses, including certain Organizational and Offering Expenses on the Partnership’s behalf (each such payment, an “Expense Support”). In making an Expense Support, each of the Operating Manager and the Administrator will designate, as it deems necessary or advisable, what type of expense it is paying; provided that no portion of an Expense Payment will be used to pay any interest expense or servicing fees of the Partnership.

(b)                The Partnership’s right to receive an Expense Support shall be an asset of the Partnership upon the Operating Manager or the Administrator committing in writing to pay the Expense Support. Any Expense Support that either of the Operating Manager and the Administrator has committed to pay shall be paid by each of the Operating Manager and the Administrator to the Partnership in any combination of cash or other immediately available funds and/or offset against amounts due from the Partnership to the Operating Manager, its affiliates, or the Administrator.

2.                   Reimbursement of Expense Supports by the Partnership

(a)                To the extent that each of the Operating Manager and the Administrator has provided an Expense Support to the Partnership, following any calendar month in which the Specified Expenses (as defined below) are below 1.00% of the Partnership’s net assets on an annualized basis, the Partnership shall reimburse the Operating Manager and the Administrator, fully or partially, for the Expense Supports, but only if and to the extent that Specified Expenses plus any Reimbursement Payment (as defined below) do not exceed 1.00% of the Partnership’s net assets at the end of each calendar month on an annualized basis, until such time as all Expense Supports made by the Operating Manager and the Administrator to the Partnership within five years prior to the last business day of such calendar month have been reimbursed; provided, however, if the Operating Manager and the Administrator are to only receive partial repayment of Expense Supports in a month as a result of the 1.00% cap, each party shall be paid in proportion to the Expense Supports outstanding of each entity relative to the aggregate outstanding Expense Supports. Any payments required to be made by the Partnership in the prior sentence shall be referred to as a “Reimbursement Payment”.

“Specified Expenses” means all expenses incurred in the business of the Partnership with the exception of (i) the Management Fee, (ii) the Performance Fee, (iii) the combined annual distribution fees and shareholder servicing fees, (iv) the Dealer Manager Fees (including selling commissions), (v) expenses related to any assets acquired by the Partnership and certain U.S. and non-U.S. partnerships or other entities that will serve as “feeder” entities or parallel entities, as well as other entities or structures through which investors will indirectly invest in or obtain exposure to the Partnership or some portion or all of its assets (collectively, the “Related Acquisition Vehicles”), including, without limitation, brokerage costs or other acquisition-related out-of-pocket expenses (regardless of whether the transactions are consummated), (vi) ordinary corporate operating expenses of the Partnership and the Related Acquisition Vehicles, (vii) interest expenses, commitment fees, or other expenses related to any leverage incurred by the Partnership, (viii) taxes, (ix) certain insurance costs, (x) Organizational and Offering Expenses, (xi) certain non-routine items (as determined in the sole discretion of the Operating Manager) and (xii) extraordinary expenses (as determined in the sole discretion of the Operating Manager).

(b)               The Partnership’s obligation to make a Reimbursement Payment shall automatically become a liability of the Partnership on the last business day of the applicable calendar month, except to the extent either of the Operating Manager and the Administrator, as applicable, has waived its right to receive such payment for the applicable month. The Reimbursement Payment for any calendar month shall be paid by the Partnership to each of the Operating Manager and the Administrator in any combination of cash or other immediately available funds as promptly as possible following such calendar month and in no event later than forty-five (45) days after the end of such calendar month.

(c)                All Reimbursement Payments hereunder shall be deemed to relate to the earliest unreimbursed Expense Payments made by either of the Operating Manager and the Administrator, as applicable, to the Partnership within five years prior to the last business day of the calendar month in which such Reimbursement Payment obligation is accrued.

3.                   Termination and Survival

(a)                This Agreement shall become effective as of the date of this Agreement.

(b)               This Agreement may be terminated, without the payment of any penalty, by the Partnership, the Operating Manager, or the Administrator at any time, with or without notice.

(c)                This Agreement shall automatically terminate in the event of (i) the termination by the Partnership of the Operating Agreement; (ii) the termination by the Partnership of the Administration Agreement; (iii) the board of directors of the Partnership makes a determination to dissolve or liquidate the Partnership; or (iv) upon a quotation or listing of the Partnership’s securities on a national securities exchange (including through an initial public offering) or a sale of all or substantially all of the Partnership’s assets to, or a merger or other liquidity transaction with, an entity in which the Partnership’s shareholders receive shares of a publicly-traded company which continues to be managed by the Operating Manager or an affiliate thereof.

(d)               Sections 3 and 4 of this Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary, Section 2 of this Agreement shall survive any termination of this Agreement with respect to any Expense Supports that have not been reimbursed by the Partnership to the Operating Manager or the Administrator.

4.                   Miscellaneous

(a)                The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b)               This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

(c)                Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York.

(d)               Nothing in this Agreement shall be deemed to require the Partnership to take any action contrary to the Partnership’s limited partnership agreement, as may be amended or restated, or to relieve or deprive the board of directors of the Partnership of its oversight responsibility of the conduct of the affairs of the Partnership. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e)                The Partnership shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Operating Manager and the Administrator.

(f)                 This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(g)               The capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Partnership’s confidential private placement memorandum as amended or supplemented from time to time.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Monroe Capital Asset-Backed Finance Company, LP

By:	/s/ Peter Gruszka
Name:	Peter Gruszka
Title:	Authorized Signatory

Monroe Capital Asset Finance Advisors, LLC

By:	/s/ Peter Gruszka
Name:	Peter Gruszka
Title:	Authorized Signatory

Monroe Capital Management Advisors, LLC

By:	/s/ Peter Gruszka
Name:	Peter Gruszka
Title:	Authorized Signatory